Exhibit (a)(5)(xii)

PRESS RELEASE

CONTACTS:

Daniel H. Burch (212)-929-5748

Jeanne M. Carr (212)-929-5916

MacKenzie Partners, Inc.

FOR IMMEDIATE RELEASE:

NEWCASTLE PARTNERS SUBMITS REVISED MERGER DOCUMENTS AFTER NEGOTIATIONS WITH WHITEHALL

NEWCASTLE BELIEVES ALL ISSUES RAISED BY WHITEHALL HAVE BEEN SATISFIED

Dallas, TX – January 24, 2006 — Newcastle Partners, L.P. announced today that it had delivered to Whitehall Jewellers, Inc. (Pink Sheets: JWLR.PK), revised merger documents that it believes satisfies all conditions raised by Whitehall. Newcastle expressed its hope that the Whitehall Board will determine today that its $1.50 per share offer is superior to the Prentice financing transaction and that it will be able to complete its purchase of Whitehall in a two-step tender offer.

Following the determination by the Whitehall Board that the Newcastle transaction is superior, Prentice would have up to 10 days to match the Newcastle offer and, if it fails to do so, the Whitehall Board would then have the opportunity to execute the Newcastle $1.50 merger agreement papers.

Newcastle continues to believe its $1.50 per share cash tender offer and proposed merger agreement at the same price is clearly superior to the Prentice financing proposal which offers no payments of any kind to the Whitehall shareholders.

Mark Schwarz, managing partner of Newcastle stated, “It’s important that stockholders vote against the inferior Prentice transaction and the related reverse split proposals on Newcastle’s GREEN proxy card today. Stockholders can vote by internet or telephone at any time prior to midnight tonight. We urge stockholders to protect their investment in Whitehall by voting the GREEN proxy card today.”

Stockholders who need assistance in voting their shares or changing their prior vote for the inferior Prentice financing should contact MacKenzie Partners at (800) 322-2885 or by email at proxy@mackenziepartners.com.

Stockholders are reminded that both of the leading proxy advisory services, ISS and Glass Lewis, have recommended that stockholders vote against the Prentice financing proposals.

The solicitation and the offer to buy Whitehall Jewellers, Inc.’s common stock is only made pursuant to the Offer to Purchase and related materials that Newcastle Partners, L.P. and JWL Acquisition Corp. filed on December 5, 2005, as amended December 22, 2005, January 4, 2006, January 5, 2006 and January 9, 2006. Stockholders should read the Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from MacKenzie Partners, the Information Agent for the offer, or from Newcastle Partners, L.P.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Newcastle Partners, L.P. (“Newcastle”), together with the other Participants (as defined below), has made a definitive filing with the SEC of a proxy statement (the “Definitive Proxy Statement”) and accompanying proxy card to be used to solicit votes against proposals of Whitehall Jewellers, Inc. (the “Company”) relating to a pending financing transaction between the Company and investment funds managed by Prentice Capital Management, L.P. and Holtzman Opportunity Fund, L.P. and for the election of its slate of director nominees at a special meeting of stockholders scheduled for January 25, 2006 (the “Special Meeting”).

NEWCASTLE ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATING TO THE SPECIAL MEETING AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY MATERIALS, WITHOUT CHARGE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR BY E-MAIL AT: PROXY@MACKENZIEPARTNERS.COM.

THE PARTICIPANTS IN THE PROXY SOLICITATION ARE NEWCASTLE PARTNERS, L.P., NEWCASTLE CAPITAL MANAGEMENT, L.P., NEWCASTLE CAPITAL GROUP, L.L.C, JWL ACQUISITION CORP., MARK E. SCHWARZ, STEVEN J. PULLY, JOHN P. MURRAY, MARK A. FORMAN AND CLINTON J. COLEMAN (THE “PARTICIPANTS”). INFORMATION REGARDING THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IS AVAILABLE IN THE SCHEDULE 13D JOINTLY FILED WITH THE SEC ON APRIL 19, 2005, AS SUBSEQUENTLY AMENDED ON JULY 7, 2005, OCTOBER 27, 2005, NOVEMBER 30, 2005, DECEMBER 5, 2005, DECEMBER 14, 2005, DECEMBER 29, 2005, JANUARY 5, 2006, JANUARY 9, 2006, JANUARY 13, 2006 AND JANUARY 18, 2006 AND THE DEFINITIVE PROXY STATEMENT.

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